                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                    BURLINGTON NORTHERN SANTA FE CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

  Notes:

   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
   BURLINGTON NORTHERN SANTA FE CORPORATION
                                                                     [BNSF LOGO]

   The fifth annual meeting of shareholders of Burlington Northern Santa Fe Corporation ("Burlington Northern Santa Fe" or the "Company") will be held at 2:00 p.m. on Wednesday, April 19, 2000, at the Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, for the following purposes:

    (1) to elect fourteen directors; and

    (2) to transact such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting, including the shareholder proposal included in the accompanying proxy statement and those referred to under "Other Business," if these proposals are presented at the meeting and are in order.

   Shareholders of record at the close of business on March 13, 2000, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. A list of these stockholders will be kept at the offices of the Company in Fort Worth, Texas for a period of ten days prior to the meeting. You may authorize BNSF to vote your shares as you direct using the enclosed proxy card.

   By order of the Board of Directors.

                                          /s/ Marsha K. Morgan

                                           Marsha K. Morgan
                                           Vice President-Investor
                                           Relations and Corporate
                                           Secretary
  2650 Lou Menk Drive
  Fort Worth, Texas 76131-2830
   March 23, 2000


      YOUR VOTE IS IMPORTANT. Please mark, sign, and date your proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the meeting.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS....................   1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING............................   1
  2000 Annual Meeting......................................................   1
  Vote Necessary to Approve Annual Meeting Proposals.......................   2
  Proxies and Voting.......................................................   2
ELECTION OF DIRECTORS......................................................   4
  Annual Election..........................................................   4
  Nominees.................................................................   4
OTHER ANNUAL MEETING INFORMATION...........................................   7
  Independent Public Accountants...........................................   7
  Advance Notice Procedures................................................   7
  Section 16(a) Beneficial Ownership Reporting Compliance..................   7
GOVERNANCE OF THE COMPANY..................................................   8
  Role of the Board........................................................   8
  Board Structure..........................................................   8
  1999 Board Meetings......................................................   8
  Board Committees.........................................................   8
  Directors' Compensation..................................................   9
  Directors' Retirement and Stock Plans....................................   9
  Retirement Policy........................................................  10
  Certain Relationships....................................................  10
STOCK OWNERSHIP IN THE COMPANY.............................................  11
  Certain Beneficial Owners................................................  11
  Ownership of Management..................................................  12
COMPENSATION COMMITTEE REPORT ON 1999 EXECUTIVE COMPENSATION...............  13
  Compensation Committee...................................................  13
  BNSF Vision..............................................................  13
  Philosophies and Objectives .............................................  13
  Competitive Compensation Objectives......................................  14
  Annual Cash Compensation.................................................  14
  Long-Term Incentives.....................................................  15
  CEO Compensation.........................................................  16
  Policy on Deductibility of Compensation..................................  17
PERFORMANCE GRAPH..........................................................  18
EXECUTIVE COMPENSATION.....................................................  19
  Summary Compensation Table...............................................  19
  Stock Option Grants in 1999..............................................  20
  Aggregated 1999 Stock Option Exercises and Year-End Option Values........  22
  Pension Plans............................................................  22
  Employment Contracts and Change in Control Arrangements..................  23
  Trust Agreements.........................................................  25
SHAREHOLDER PROPOSAL.......................................................  25
OTHER BUSINESS.............................................................  26

                    Burlington Northern Santa Fe Corporation
                              2650 Lou Menk Drive
                          Fort Worth, Texas 76131-2830
                                 March 23, 2000

--------------------------------------------------------------------------------

            PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

   Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the fifth annual meeting of shareholders by the proxies named in the enclosed proxy card. We are first mailing this proxy statement and the form of proxy on or about March 23, 2000.

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

2000 Annual Meeting

          Time and Place:    Wednesday, April 19, 2000
                             2:00 p.m., Central Time
                             Fort Worth Club
                             306 West 7th Street
                             Fort Worth, Texas
--------------------------------------------------------------------------------
 Purpose of Meeting is to    1. The election of fourteen directors; and
    Vote on the Following
                   Items:    2.  to consider such other business as is
                                 properly brought before the meeting and at
                                 any adjournment or postponement of the
                                 meeting, including the shareholder proposal
                                 described in this proxy statement and those
                                 referred to in "Other Business," if these
                                 proposals are presented at the meeting and
                                 are in order.
--------------------------------------------------------------------------------
             Record Date:    The record date for shares entitled to vote is
                             March 13, 2000.
--------------------------------------------------------------------------------
 Outstanding Shares as of    As of February 29, 2000, there were 441,954,657
       February 29, 2000:    shares of Burlington Northern Santa Fe common
                             stock outstanding and entitled to vote.
--------------------------------------------------------------------------------
   Securities Entitled to    Shares entitled to vote are shares of Burlington
                    Vote:    Northern Santa Fe common stock outstanding at the
                             close of business on the record date.

                             Each share of Burlington Northern Santa Fe common stock that you own entitles you to one vote.

                             Shares held by Burlington Northern Santa Fe in
                             its treasury are not voted.
--------------------------------------------------------------------------------
      Quorum Requirement:    A quorum of shareholders is necessary to hold a
                             valid meeting.

                             The presence in person or by proxy at the meeting of holders of shares representing at least a majority of the votes of the Burlington Northern Santa Fe common stock entitled to vote at the meeting is a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Burlington Northern Santa Fe in its treasury do not count toward a quorum.

                             A broker "non-vote" occurs on an item when a
                             broker is not permitted to vote on that item
                             without instruction from the beneficial owner of
                             the shares and no instruction is given.
--------------------------------------------------------------------------------
      Shares Beneficially    Approximately 5,881,373 shares of Burlington
      Owned by Burlington    Northern Santa Fe common stock are owned by
        Northern Santa Fe    directors and executive officers, including
  Directors and Executive    shares which may be acquired within 60 days upon
  Officers as of February    the exercise of stock options. These securities
                29, 2000:    represent in total approximately 1.3% of the
                             voting power of Burlington Northern Santa Fe's voting securities.

                             These individuals have indicated that they will vote in favor of the nominees for election as directors identified on pages 4-6 and, if presented at the meeting, against the shareholder proposal described on pages 25-26.

Vote Necessary to Approve Annual Meeting Proposals



Vote Necessary to Approve Annual Meeting Proposals

          Item                               Vote Necessary
--------------------------------------------------------------------------------
 I. Election of Directors    A plurality of the votes of the shares present in
                             person or represented by proxy at the meeting and
                             entitled to vote. The fourteen nominees having
                             the greatest number of votes will be elected.
--------------------------------------------------------------------------------
 II. All Other Matters,      Majority of the votes of the shares present in
 Including the               person or represented by proxy at the meeting and
 Shareholder Proposals       entitled to vote.
 Described in this Proxy
 Statement, if Presented
 and in Order

Proxies and Voting

   Voting Your Proxy. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

   Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxyholder will vote your shares as you have directed. You may vote for or against any proposal or abstain from voting. In voting to elect Burlington Northern Santa Fe directors, you may vote for (1) all of the nominees for director, (2) none of the nominees for director or (3) all of the nominees for director, except those you designate. Please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope provided as soon as possible.

   If you submit your proxy but do not make specific choices, your proxyholder will vote your shares:

  . "FOR" the election of each nominee for director identified on pages 4-6 . "AGAINST" the shareholder proposal described on pages 25-26, if the proposal is presented at the meeting
  . In its discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting

                                                             Proxies and Voting



   Revoking Your Proxy. You may revoke your proxy before it is voted by:

  .  submitting a new proxy with a later date;

  . notifying the Company's Corporate Secretary in writing before the meeting that you have revoked your proxy;

  .  voting in person at the meeting.

   Voting in person. If you plan to attend the meeting and wish to vote in person, you may vote by ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 13, 2000, the record date for voting.

   Burlington Northern Santa Fe 401(k) Savings Plans. If you participate in one of Burlington Northern Santa Fe's 401(k) savings plans, your proxy card permits you to direct the trustee how to vote the number of shares allocated to your account. The trustees of Burlington Northern Santa Fe's 401(k) savings plans also vote allocated shares of Burlington Northern Santa Fe common stock for which the trustees have not received direction in the same proportion as directed shares are voted.

   Dividend Reinvestment Plan. Shares held for the account of persons participating in the Company's dividend reinvestment plan will be voted automatically in accordance with the vote indicated by the shareholder of record on the proxy. If no choice is indicated, both record shares and shares held in the Company's dividend reinvestment plan will be voted "FOR" the election of our nominees for director, and "AGAINST" the shareholder proposal described on pages 25-26, if the proposal is presented at the meeting. If the shareholder does not vote the shares held of record, the individual's shares held in the dividend reinvestment account will not be voted.

   Inspectors of Election. Representatives of EquiServe, First Chicago Trust division, will tabulate the votes and act as inspectors of election.

   People with disabilities. We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write our Corporate Secretary at least two weeks before the meeting.

   Proxy solicitation. We will pay our costs of soliciting proxies.

   In addition to this mailing, Burlington Northern Santa Fe employees and agents may solicit proxies personally, electronically, by telephone, or otherwise. Burlington Northern Santa Fe is paying Georgeson Shareholder Communications Inc. a fee of $15,500 plus expenses, to help with the solicitation.

   The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

   Annual Meeting Admission. If you plan on attending the annual meeting, please mark the indicated box on your proxy card. An admission card is included if you are a shareholder of record; simply detach it from the proxy before mailing and bring the admission card with you. If you are a beneficial owner of stock held by a bank, broker or investment plan (with your stock held in "street name"), an admission card in the form of a legal proxy will be sent to you by your broker or other registered holder. If you do not receive the legal proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership of our stock as of the record date. Because seating is limited, admission will be limited to shareholders with an admission card or other proof of ownership.

                                                          Election of Directors


                             ELECTION OF DIRECTORS

Annual Election

   At the annual meeting, you and the other shareholders will elect fourteen directors, each to hold office for a term of one year and until his or her successor has been elected and qualified. All incumbent directors, with the exception of Ms. Martinez, initially became directors of the Company on September 22, 1995, with the business combination of Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") pursuant to the Agreement and Plan of Merger dated June 29, 1994, as amended, among BNI, SFP and the Company. Ms. Martinez was first elected in 1998. Pursuant to the Board's retirement policy, Mr. Blanton, a director since 1989, will not stand for re-election. All other incumbent directors have been nominated for re-election.

Nominees

   The nominees for whom the shares represented by the enclosed proxy are intended to be voted, unless such authority is withheld, are identified below along with certain background information. We do not contemplate that any of these nominees will be unavailable for election but, if such a situation should arise, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. Years served as a director of the Company includes prior service as directors of BNI, SFP and predecessor companies. No director, other than Mr. Krebs, is or has been employed by or served as an executive officer of the Company or its subsidiaries.

JOSEPH F. ALIBRANDI, 71                                   Director since 1982

Retired Chairman and Chief Executive Officer of Whittaker Corporation, Los Angeles, California (aerospace) since August 1999. Previously, Chairman of Whittaker Corporation from December 1985 to July 1999, also Chief Executive Officer of Whittaker Corporation from November 1975 to December 1994, and from September 1996 to August 1999. Also Chairman of BioWhittaker, Inc. (biotechnology) from October 1991 to September 1997. Also a director of Catellus Development Corporation and Jacobs Engineering Group Inc. Member of Executive Committee and Compensation Committee.

JOHN J. BURNS, JR., 68                                    Director since 1995

President and Chief Executive Officer of Alleghany Corporation, New York, New York (holding company with asset management, reinsurance, industrial minerals, and steel fastener manufacturing operations, and an investment position in Burlington Northern Santa Fe Corporation) since July 1992. Also a director of Alleghany Corporation and Chicago Title Corporation. Member of Executive Committee and Compensation Committee.

GEORGE DEUKMEJIAN, 71                                     Director since 1991

Senior Counsel to Sidley & Austin, Los Angeles, California (law firm) since September 1999; previously, Partner of Sidley & Austin from February 1991. Formerly, Governor of the State of California from January 1983 until January 1991. Also a director of Foundation Health Systems, Inc. and The Keith Companies. Member of Audit Committee and Directors and Corporate Governance Committee.

ROBERT D. KREBS, 57                                       Director since 1983

Chairman and Chief Executive Officer of the Company since June 1999. Also, Chairman and Chief Executive Officer of The Burlington Northern and Santa Fe Railway Company. Previously, Chairman, President and Chief Executive Officer of the Company from April 1997 to June 1999, and President and Chief Executive Officer from September 1995 to April 1997. Chairman, President and Chief Executive Officer of Santa Fe Pacific Corporation from June 1988 to January 1998. Also a director of Phelps Dodge Corporation. Chairman of the Executive Committee.

Election of Directors



BILL M. LINDIG, 63                                        Director since 1993

Chairman of SYSCO Corporation, Houston, Texas (marketer and distributor of foodservice products) since January 2000; previously, Chairman and Chief Executive Officer of SYSCO Corporation from January 1999. From January 1995 to January 1999, President and Chief Executive Officer, and from November 1985 to January 1995, President and Chief Operating Officer, of SYSCO Corporation. Also a director of SYSCO Corporation. Member of Compensation Committee and Directors and Corporate Governance Committee.

VILMA S. MARTINEZ, 56                                     Director since 1998

Partner in Munger, Tolles & Olson LLP, Los Angeles, California (law firm) since 1982. Also a director of Anheuser-Busch Companies, Inc., Fluor Corporation, Sanwa Bank California, and Shell Oil Company. Member of Audit Committee and Directors and Corporate Governance Committee.

ROY S. ROBERTS, 60                                        Director since 1993

Group Vice President, North American Vehicle Sales, Service and Marketing of General Motors Corporation, Detroit, Michigan (manufacturer of motor vehicles) since July 1999; previously, Vice President and Group Executive, North American Vehicle Sales, Service and Marketing of General Motors Corporation from October 1998. From August 1998 to October 1998, Vice President and General Manager, Field Sales, Service and Parts; from February 1996 to August 1998, Vice President and General Manager of Pontiac-GMC Division; and from October 1992 to February 1996, General Manager, GMC Truck Division, of General Motors Corporation. Also a director of Abbott Laboratories and Volvo Trucks North America, Inc. Member of Compensation Committee and Directors and Corporate Governance Committee.

MARC J. SHAPIRO, 52                                       Director since 1995

Vice Chairman for Finance, Risk Management and Administration of The Chase Manhattan Corporation, New York, New York (banking) since July 1997. Previously, Chairman and Chief Executive Officer, Chase Bank of Texas N.A., Houston, Texas (banking) since 1989. Also a director of Expedior Incorporated and a trustee of Weingarten Realty Investors. Member of Audit Committee and Directors and Corporate Governance Committee.

ARNOLD R. WEBER, 70                                       Director since 1986

President-Emeritus, Northwestern University, Evanston, Illinois (higher education) since July 1998. From January 1995 through June 1998, Chancellor of Northwestern University, and from February 1985 through December 1994, President of Northwestern University. Also a director of PepsiCo, Inc., Tribune Company, Aon Corporation, Diamond Technology Partners, Inc. and Deere & Company. Member of Executive Committee and Audit Committee.

ROBERT H. WEST, 61                                        Director since 1980

Retired Chairman of the Board of Butler Manufacturing Company, Kansas City, Missouri (manufacturer of pre-engineered building systems and specialty components). Previously, Chairman of the Board of Butler Manufacturing Company from January 1999 to July 1999, and Chairman and Chief Executive Officer from May 1986 to January 1999. Also a director of Commerce Bancshares, Inc. and Kansas City Power & Light Company. Chairman of Audit Committee and member of Compensation Committee.

                                                          Election of Directors



J. STEVEN WHISLER, 45                                     Director since 1995

President and Chief Executive Officer, Phelps Dodge Corporation, Phoenix, Arizona (mining and manufacturing) since January 2000. Previously, President and Chief Operating Officer of Phelps Dodge Corporation from December 1997 to December 1999, and from October 1988 to December 1997, Senior Vice President of Phelps Dodge Corporation. President of Phelps Dodge Mining Company, a division of Phelps Dodge Corporation, from November 1991 to September 1998. Also a director of Phelps Dodge Corporation and Southern Peru Copper Corporation. Member of Audit Committee and Directors and Corporate Governance Committee.

EDWARD E. WHITACRE, JR., 58                               Director since 1993

Chairman and Chief Executive Officer, SBC Communications Inc., San Antonio, Texas (telecommunications) since January 1990. Also a director of Anheuser-Busch Companies, Inc., Emerson Electric Co., The May Department Stores Company, and SBC Communications Inc. Chairman of Directors and Corporate Governance Committee and member of Executive Committee.

RONALD B. WOODARD, 56                                     Director since 1995

President and Chief Executive Officer of Magna Drive, Inc., Seattle, Washington (industrial equipment manufacturing) since April 1999. Formerly, President of Boeing Commercial Airplane Group, a division of The Boeing Company (aerospace), from December 1993 to November 1998. From March 1993 to December 1993, Executive Vice President-Boeing Commercial Airplane Group. Member of Audit Committee and Compensation Committee.

MICHAEL B. YANNEY, 66                                     Director since 1989

Chairman and Chief Executive Officer, America First Companies L.L.C., Omaha, Nebraska (investments) since 1984. Also a director of Forest Oil Corporation, Inc., Level 3 Communications, Inc. and RCN Corporation. Chairman of Compensation Committee and member of Executive Committee.

Other Annual Meeting Information



                        OTHER ANNUAL MEETING INFORMATION

Independent Public Accountants

   PricewaterhouseCoopers LLP served as the independent public accountant for the Company in 1999. The Company's independent public accountant for 2000 will be selected by the Board at a regular Board meeting to be held in 2000. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Advance Notice Procedures

 Shareholder Proposals for Annual Meeting in 2001

   Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2001 must be received by the Corporate Secretary, 2650 Lou Menk Drive, Second Floor, Fort Worth, Texas 76131-2830, no later than November 23, 2000. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

 Other Shareholder Business at Annual Meeting in 2001

   For other business to be introduced at the annual meeting in 2001, including proposals not submitted pursuant to Rule 14a-8 for inclusion in our proxy materials, shareholders must send advance notice in writing to the Corporate Secretary. To be timely, notice must be received no later than December 20, 2000 and no earlier than November 20, 2000. The advance notice must also meet the other requirements of Article II, Section 10 of the Company's By-Laws. You may obtain a copy of our By-Laws by writing to our Corporate Secretary, Marsha
K. Morgan.

 Shareholder Nomination of Directors

   The Directors and Corporate Governance Committee will consider candidates for election as a director as recommended by shareholders. Any such recommendation, together with the person's qualifications and consent to be considered as a nominee, should be sent in writing to our Corporate Secretary on or before November 30 of the year preceding the annual meeting to permit adequate time for review by the Committee.

   Shareholders intending to nominate a candidate for election as a director at the annual meeting in 2001 must give advance notice in writing to the Corporate Secretary. To be timely, notice must be received no later than December 20, 2000 and no earlier than November 20, 2000. The advance notice must also meet the other requirements of Article XII, Section 3 of the Company's By-Laws.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in the Company's common stock with the Securities and Exchange Commission. Based on Company records and representations from these persons, the Company believes that all Securities and Exchange Commission beneficial ownership reporting requirements for 1999 were met.

                                                      Governance of the Company



                           GOVERNANCE OF THE COMPANY

Role of the Board

   Pursuant to the Delaware General Corporation Law, the business, property and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the Board keep informed of the Company's business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chairman and Chief Executive Officer and other officers.

Board Structure

   The Company currently has fifteen directors. With the retirement of Director Jack S. Blanton as of the annual meeting pursuant to the Board's retirement policy, the size of the Board will be reduced to fourteen. Each Director is elected to a one-year term.

1999 Board Meetings

   In 1999, the Board met eleven times. Each incumbent member of the Board attended 85% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served. Average attendance at Board and committee meetings for all directors was over 96%.

Board Committees

   The Board has established Executive, Compensation, Directors and Corporate Governance, and Audit Committees. No member of any committee is presently an employee of the Company or its subsidiaries with the exception of Mr. Krebs, who serves as Chairman of the Executive Committee.

   The Executive Committee did not meet during 1999. The committee exercises the authority of the Board during intervals between meetings of the Board subject to certain limitations of Delaware law.

   The Compensation Committee met four times during 1999. The committee reviews and makes recommendations to the Board concerning:

  . the compensation of the Chairman and Chief Executive Officer and other senior officers of the Company;

  . performance of fiduciaries for the Company's pension trust funds;

  . proposed employee benefit and stock plans, and Company compensation systems and practices;

  . the evaluation of the performance of the Company's officers and the selection of individuals for appointment or promotion as officers; and

  . grants of stock awards.

   The Directors and Corporate Governance Committee met three times during 1999. The committee reviews and makes recommendations to the Board concerning:

  . the size and composition of the Board;

  . nominees for election as directors;

  . evaluation of the performance of the Board;

Governance of the Company



  . compensation and benefits for directors; and

  . nominations of candidates for election as director recommended by stockholders.

   The Audit Committee met three times during 1999. The functions of the committee are:

  . to oversee the Company's accounting, auditing and financial policies and practices and its internal control policies and procedures;

  . to recommend to the Board the engagement of an independent accounting firm; and

  . to review with management and the independent public accountant the Company's financial statements, basic accounting and financial policies and practices, audit scope and competence of control personnel.

Directors' Compensation

   We pay non-employee directors an annual retainer fee of $36,000, in quarterly installments. We pay each Committee Chairman a supplemental annual retainer fee of $5,000. In addition, for attendance at each Board or Committee meeting or any inspection trip or similar meeting, we pay a meeting fee of $1,000 plus expenses. Dr. Weber also receives $10,000 annually for his services as an economic advisor to the Board. Directors who are also officers or employees of the Company receive no compensation for their duties performed as a director of the Company.

Directors' Retirement and Stock Plans

   Burlington Northern Santa Fe Directors' Retirement Plan. Non-employee Board members are eligible for an annual benefit under the Directors' Retirement Plan if they have served as a member of the Board for ten consecutive years, have attained mandatory retirement age or are designated by the Directors and Corporate Governance Committee as eligible for benefits. The annual benefit is the amount of the annual retainer fee for services as a Board member at the time of termination of service; the benefit ceases upon an individual's death. Service as a member of the boards of BNSF's predecessor companies counts toward the ten consecutive years of service requirement.

   Burlington Northern Santa Fe Non-Employee Directors' Stock Plan. In 1999, each non-employee director was granted non-qualified stock options to purchase 3,000 shares of Company common stock at $35.125 per share, the fair market value on the date of grant. These options vest on April 15, 2000 (unless earlier terminated pursuant to the plan) and expire on April 15, 2009, or earlier if a director leaves the Board. Each individual (other than employees) elected to the Board of Directors at the 2000 annual meeting and at each subsequent annual meeting will automatically be granted non-qualified stock options to purchase 3,000 shares of the Company's common stock (subject to adjustment as provided in the Non-Employee Directors' Stock Plan) at 100% of the fair market value of such shares on the date that the options are granted. Each option will become exercisable commencing on the first anniversary date of the grant and will terminate no later than ten years from the date of grant.

   At each annual meeting, each newly-elected director who has not previously received such an award will also be granted a one-time Retainer Stock Award of 3,000 restricted shares of common stock pursuant to the Non-Employee Directors' Stock Plan. These shares vest ratably upon the third, fourth and fifth anniversary of the award subject to the attainment of a 12% compound annual growth rate in the fair market value of a share of common stock (as defined in the plan) maintained for a 30 consecutive trading day period immediately prior to or following the respective anniversary date. To the extent that an award has not vested previously, it will be forfeited six years from the date of grant.

                                                      Governance of the Company



   The Non-Employee Directors' Stock Plan also permits directors by timely election to forego up to 25% of their annual retainer and receive a Retainer Stock Award in the form of restricted stock of 150% of the amount foregone based on the fair market value of the Company's common stock on the date of grant (December 31 of each calendar year), to vest three years from the date of grant. In 1999, 14 directors each received a Retainer Stock Award of 556 restricted shares after electing to forego 25% of their annual retainer.

   Burlington Northern Santa Fe Deferred Compensation Plan for Directors. Non-employee directors may voluntarily defer a portion or all of the fees they would otherwise receive into a Prime Rate interest account, a Company phantom stock account or other investment option established under the plan's terms. Distributions are made in either annual installments or as a lump sum after service as a director ceases. The Company has assumed all obligations incurred through September 22, 1995 under the BNI Deferred Compensation Plan for Directors, a predecessor plan.

Retirement Policy

   Under the Board's corporate governance standards, no individual may serve as a director beyond the annual meeting of shareholders on or following his or her seventy-second birthday. Individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board to afford the Board the opportunity, via the Directors and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances. The Board's corporate governance standards call for a director who is also an employee of the Company to retire from the Board upon his or her termination of employment.

Certain Relationships

   Mr. Deukmejian is a Senior Counsel to the Sidley & Austin law firm, which firm provided legal services to the Company in 1999 and is providing legal services to the Company in 2000.

Stock Ownership in the Company



                         STOCK OWNERSHIP IN THE COMPANY

Certain Beneficial Owners

   To the best of the Company's knowledge based on filings with the Securities and Exchange Commission, the following are the only persons who own beneficially five percent or more of its common stock outstanding:

                                                 Shares Held
                                                and Nature of
Name and Address of Beneficial Owner         Beneficial Ownership Percentage(3)
------------------------------------         -------------------- -------------
FMR Corp. ..................................      48,698,205(1)      10.657%
 82 Devonshire Street
 Boston, MA 02109
UBS AG......................................      27,542,355(2)         5.9%(2)
 Bahnhofstrasse 45
 8021, Zurich, Switzerland
 and
Brinson Partners, Inc.
 209 LaSalle Street
 Chicago, IL 60604-1295

--------
(1) Based on share holdings reported in Schedule 13G, dated February 14, 2000, pursuant to the Securities Exchange Act of 1934 and provided to the Company for holdings as of December 31, 1999. The Schedule 13G indicates that of the total shares held, the reporting person had sole power to vote or direct the vote for 4,880,603 shares and shared power to vote or direct the vote for no shares, and had sole power to dispose or to direct the disposition of 48,698,205 shares.
(2) Based on share holdings reported in a joint filing on Schedule 13G dated February 11, 2000, pursuant to the Securities Exchange Act of 1934 and provided to the Company for holdings as of December 31, 1999. The Schedule 13G indicates that of the total shares held, UBS AG had sole voting power for 26,787,254 shares and shared dispositive power for 27,542,355 shares, or 5.9%, and its wholly owned indirect subsidiary, Brinson Partners, Inc., had sole voting power and shared dispositive power for 26,177,263 shares, or 5.6%. In the filing, UBS AG and Brinson Partners, Inc. disclaim beneficial ownership of these securities.
(3) Based on 454,559,590 shares of common stock of the Company outstanding as of December 31, 1999.

                                                 Stock Ownership in the Company



Ownership of Management

   The following table shows, as of February 29, 2000 (unless otherwise indicated), the number of shares of the Company's common stock beneficially owned by directors, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group, with sole voting and investment power, unless otherwise indicated. No individual director or executive officer beneficially owned more than one percent of the outstanding common stock, and all directors and executive officers of the Company as a group beneficially owned approximately 1.3% of the outstanding common stock, as of February 29, 2000.

                                                               Shares Held
                                                              and Nature of
Name of Beneficial Owner                  Position         Beneficial Ownership
------------------------                  --------         --------------------
Joseph F. Alibrandi.............  Director                         18,694(1)
Jack S. Blanton.................  Director                         40,564(1)
John J. Burns, Jr...............  Director                         24,857
George Deukmejian...............  Director                         20,698(1)
Robert D. Krebs.................  Chairman and Chief
                                  Executive Officer,
                                  Director                      3,122,822(5)(6)
Bill M. Lindig..................  Director                         18,016(1)
Vilma S. Martinez...............  Director                         10,413(1)(4)
Roy S. Roberts..................  Director                         18,875(1)
Marc J. Shapiro.................  Director                         19,783(1)
Arnold R. Weber.................  Director                         34,192(1)
Robert H. West..................  Director                         17,353(1)
J. Steven Whisler...............  Director                         23,344(1)(3)
Edward E. Whitacre, Jr..........  Director                         31,396(1)
Ronald B. Woodard...............  Director                         21,482(1)
Michael B. Yanney...............  Director                         69,509(1)
Matthew K. Rose.................  President and Chief
                                  Operating Officer               489,476(5)
Charles L. Schultz..............  Executive Vice President
                                  and Chief Marketing
                                  Officer                         580,836(5)(7)
Jeffrey R. Moreland.............  Senior Vice President-
                                  Law and Chief of Staff          599,680(5)
Thomas N. Hund..................  Senior Vice President
                                  and Chief Financial
                                  Officer                         401,894(5)(8)
Directors and Executive Officers
 as a Group.....................                                5,881,373(1)(5)

--------
(1) The amounts reported include restricted stock issued under the Non-Employee Directors' Stock Plan as follows: 4,396 for each of Messrs. Alibrandi, Burns, Deukmejian, Lindig, Roberts, Shapiro, Weber, West, Whisler, Whitacre, Woodard, and Yanney; 3,556 for Mr. Blanton; 3,958 for
    Ms. Martinez; and 60,266 for all directors as a group.

  The amounts reported include shares which may be acquired within 60 days upon the exercise of stock options under the Non-Employee Directors' Stock Plan as follows: 12,000 for each of Messrs. Alibrandi, Burns, Deukmejian, Roberts, Shapiro, West, Whisler, and Woodard; 30,000 for each of Messrs. Blanton and Yanney; 9,000 for Mr. Lindig; 6,000 for Ms. Martinez; 24,000 for Mr. Weber; 21,000 for Mr. Whitacre; and 216,000 for all directors as a group.

Compensation Committee Report on
1999 Executive Compensation



     The amounts reported include phantom stock units under the Deferred Compensation Plan for Directors as of February 29, 2000 as follows: 621 for Mr. Blanton; 5,041 for Mr. Burns; 598 for Mr. Roberts; 2,328 for Mr. Whisler; 4,699 for Mr. Woodard; 16,726 for Mr. Yanney; and 30,013 for all directors as a group.

(2) Mr. Burns is President and Chief Executive Officer of Alleghany Corporation, which beneficially owns 17,949,242 shares of the Company's common stock.

(3) Includes 4,233 shares in which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust.

(4) Includes 455 shares Ms. Martinez holds through a Retirement Savings Money Purchase Pension Plan.

(5) The amounts reported include shares of restricted stock granted to executive officers as follows: 174,021 for Mr. Krebs; 60,169 for Mr. Rose; 42,221 for Mr. Schultz; 59,546 for Mr. Moreland; 64,893 for Mr. Hund; and 475,011 for all executive officers as a group.

     The amounts reported include shares which may be acquired within 60 days upon the exercise of stock options as follows: 2,133,067 for Mr. Krebs (including 609,000 held in a family partnership to which Mr. Krebs disclaims beneficial ownership); 426,000 for Mr. Rose; 492,183 for Mr. Schultz; 503,634 for Mr. Moreland; 235,482 for Mr. Hund; and 4,005,186 for all executive officers as a group.

     The amounts reported include share equivalents credited under the Investment and Retirement Plan, a 401(k) plan, as of February 29, 2000, as follows: 31,818 for Mr. Krebs; 1,296 for Mr. Rose; 10,406 for Mr. Schultz; 8,615 for Mr. Moreland; 5,644 for Mr. Hund; and 59,970 for all executive officers as a group.

(6) Includes 28,917 shares held by a family partnership to which Mr. Krebs disclaims beneficial ownership.

(7) Includes 75 shares and 141 shares held by immediate family members to which Mr. Schultz disclaims beneficial ownership and 177 shares held in an IRA account.

(8)  Includes 720 shares held by an immediate family member.

          COMPENSATION COMMITTEE REPORT ON 1999 EXECUTIVE COMPENSATION

Compensation Committee

   The following report on 1999 executive compensation is presented by the Compensation Committee of the Board (the "Committee") which has responsibility for reviewing and making recommendations to the Board for executive compensation. This includes establishing and reviewing executive base salaries, administering the annual Incentive Compensation Plan as it relates to executive officers, and administering equity-based compensation under the Burlington Northern Santa Fe 1999 Stock Incentive Plan ("Stock Plan") and predecessor plans. The Committee consists of independent, non-employee directors who have no interlocking relationships with the Company.

BNSF Vision

   The Company's vision is to realize its tremendous potential by providing transportation services that consistently meet customers' expectations. Benchmarks are identified against which the Company can measure its success in meeting the needs of its primary constituencies--customers, shareholders, employees and communities. The Company's executive compensation programs help the Company realize its vision and support its business strategies.

Philosophies and Objectives

   The Committee believes that compensation programs should reflect the Company's compensation philosophy and support specific compensation objectives. The Committee also believes that programs designed specifically for executives should exemplify the Company's compensation philosophy and reflect executives' roles as key decision-makers. The philosophical principles and specific objectives are noted below.

                                               Compensation Committee Report on
                                                    1999 Executive Compensation



 Philosophical Principles

  . Compensation programs should encourage strong operating and financial performance.

  . Compensation programs should help create a shared sense of direction, ownership and commitment.

  . The Company should emphasize performance-based compensation ("pay at risk") through both cash and equity-based incentives.

 Specific Program Objectives

  . The compensation programs should attract and retain key employees and managers by providing competitive opportunities.

  . The programs should focus employees on operating performance that will maximize the value of the Company's rail operations.

  . The programs should focus employees on the market performance of the Company's stock by encouraging large equity holdings, thus enabling employees to realize significant gains if the Company attains its performance objectives.

  . The programs should provide mechanisms to allow employees to exchange cash compensation for stock-based awards.

Competitive Compensation Objectives

   The Committee has established external competitive benchmarks for each element of compensation which it believes fully support the principles outlined above. The market for assessing compensation is defined as companies from general industry with revenue comparable to the Company. The group of comparators used for these analyses will be broader than that used for the peer group index reflected in the Performance Graph following this report. The Committee believes that the Company's most direct competitors for executive talent are not limited to companies used as a peer group to compare shareholder returns. Rather, the market reflects a broader group with which the Company competes to attract and retain the most skilled and talented executives available.

   The Committee's marketplace compensation objectives are:

  . Base salaries--To manage fixed compensation at a conservative level, market rates for executives' base salary ranges will be set at approximately the 25th percentile level.

  . Annual Incentives--Opportunities under the Incentive Compensation Plan
    ("ICP") are intended to provide competitive total cash compensation (base salary plus annual incentives) based on performance goal achievement. If the Company attains its targeted performance goals (67% ICP achievement), cash compensation levels will approximate the 50th percentile of the Company's comparator group. If the Company attains superior performance levels, cash compensation will exceed the 50th percentile of the Company's comparator group.

  . Long-Term Incentives--To place greater emphasis on pay that is tied to the Company's stock performance over time, opportunities provided under long-term incentive programs will be targeted at the 75th percentile of total compensation in the comparator market.

  . Employee and Executive Benefits--Benefit levels will reflect competitive market levels (competitive market median).

Annual Cash Compensation

   Base Salaries. The Company considers various factors in assigning executives to specific salary ranges, including job content, level of responsibility and accountability. On an annual basis, all employees' salaries, including those of executives, are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Compensation Committee Report on
1999 Executive Compensation



   Incentive Compensation Plan. Executives are eligible for annual performance-based awards under the Company's ICP as are all salaried employees. For 1999, goals for all participants, including executives, were weighted 50% upon achievement of targeted levels of operating income, 15% each upon achievement of safety and on-time performance goals, and 20% on departmental goals which focused on operating efficiency, business unit margins and contributions, and equipment utilization. The incentive award for all employees, including all executive officers, reflected payouts of 56.23%, 53.93% and 55.08% of the individual's maximum ICP potential for the operations, marketing and staff departments, respectively.

   The actual incentives earned by Messrs. Rose, Schultz, Moreland, Hund and Springer for achievement of Company goals were based on the Company's performance as described under "CEO Compensation" in this report. For 2000, the operating income weighting is increasing from 50% to 60%, the weightings for safety and on-time performance remain at 15% each, and equipment utilization is weighted at 10%. There are no departmental goals for 2000.

   The level of award opportunity under the ICP varies by executive. Opportunities generally are established to provide competitive (50th percentile) cash compensation relative to the market for performance that meets the Company's targets, and will exceed the 50th percentile of cash compensation for superior Company performance.

Long-Term Incentives

   To encourage ownership in the Company and to align employees' interests with those of shareholders, the Company provides equity grants under the Stock Plan. The Stock Plan supports the Company's compensation philosophy and objectives, and encourages employee focus on the types and levels of performance that lead to increased stock prices and overall returns to shareholders. The specific programs used under the plan, including the Incentive Bonus Stock Program, Stock Option Grants, the Salary Exchange Option Program, the Performance Share Plan and the Senior Management Stock Deferral Plan, all enable and support executive stock ownership.

   Stock Ownership Goals. A commitment to significant stock ownership on the part of the Company's management is an important element of the compensation programs. The Committee has established stock ownership guidelines as follows.

                                                      1999 Stock Ownership Goals
    Executive Level                                   (As a Multiple of Salary)
    ---------------                                   --------------------------
Senior Vice Presidents...............................    4 x Base Salary
Vice Presidents......................................    3 x Base Salary
Senior Managers in Salary Bands 34-36................    1 to 3 x Base Salary

   Each executive and senior manager covered by the goals is required to retain the net after-tax shares obtained through option exercises, or through vested restricted stock, until he or she accumulates the required ownership levels. The Committee monitors total share holdings on an annual basis. Ninety-two percent of all executives and senior managers currently meet their respective ownership goals.

   Incentive Bonus Stock Program. To encourage individual stock ownership, executives and senior managers are given the opportunity to exchange up to 100% of their ICP cash awards for a grant of restricted stock. Participants electing the exchange receive a restricted stock grant equal to 150% of the ICP award foregone. Shares generally will vest three years after grant, but may vest in two years upon attainment of certain pre-specified return on invested capital performance goals.

                                               Compensation Committee Report on
                                                    1999 Executive Compensation



   Stock Option Grants. Under the Stock Plan, the Company makes periodic grants of stock options to all salaried employees. Stock options cannot be issued with an exercise price below the market value of the Company common stock on the date of grant, thus ensuring that recipients will realize benefit only when the price of the Company's stock appreciates. Stock options for executives and others may also include a reload feature that encourages executives to exercise their options and helps them achieve their stock ownership goals. To reinforce the Company's goal of linking a substantial portion of total compensation to stock value, the grant sizes for all eligible employees are targeted to provide long-term incentive opportunities at the 75th percentile of the market. Actual stock option grants also reflect each recipient's individual performance and salary band.

   Salary Exchange Option Program. To reinforce the link between stock price performance and executive compensation, executives and selected senior managers have the opportunity to exchange up to 25% of their base salary each year for a grant of non-qualified stock options with an exercise price equal to the fair market value of the Company's common stock on the date of grant and with a term of up to ten years from date of grant. Participants receive 450 non-qualified stock options for each $1,000 of base salary exchanged and may elect salary exchanges for up to three consecutive years at one time. The plan initially allowed participants to revoke their election as to any future year prior to the start of that year, and have the associated options canceled, but the plan was amended in late 1999 to eliminate this feature on future elections.

   Performance Share Plan. On January 18, 1996, the Company made a special, one-time grant of performance-based restricted stock to executives and other selected senior managers which at year-end 1999 was in the vesting measurement period for the first one-third of the grant. The first one-third will vest when the fair market value of the Company's stock maintains a value of $34.89 for 30 consecutive trading days before January 18, 2002. The second one-third will vest when the fair market value of the stock maintains a value of $39.08 for 30 consecutive trading days between January 18, 2000 and January 18, 2002. The final one-third will vest when the fair market value of the stock maintains a value of $43.76 for 30 consecutive trading days between January 18, 2001, and January 18, 2002. If the Company's stock price does not reach these performance goals by January 18, 2002, the corresponding shares will not vest and will be forfeited.

   Senior Management Stock Deferral Plan. The Senior Management Stock Deferral Plan provides management with retirement and tax planning flexibility. The plan allows senior managers to defer unrealized gains from non-qualified stock option exercises, or the value of restricted stock grants, such as grants from the Incentive Bonus Stock Program (above). Stock options must be exercised using previously acquired shares of the Company's common stock to take advantage of this plan.

CEO Compensation

   The factors upon which Mr. Krebs' 1999 compensation was based are the same as described for all executive officers pursuant to the executive compensation strategy described earlier in this report. Mr. Krebs is eligible to participate in the same compensation plans available to other executive officers of the Company. Mr. Krebs participates in the Company's programs that allow him to receive restricted shares instead of cash for ICP awards and that allow him to exchange a significant portion of his base salary for options. Mr. Krebs' 1999 stock ownership goal was seven times his base salary, and he exceeded this goal.

   The Committee assesses Mr. Krebs' base salary each year based on a review by outside consultants of compensation levels for the Company relative to those of corporations of comparable size, revenues and employee base. In accordance with its established objectives, the Committee measures Mr. Krebs' base salary against the 25th percentile for an organization of the Company's size, as reflected in competitive studies.

Compensation Committee Report on
1999 Executive Compensation



   Mr. Krebs' base salary has remained at $725,000 since January 1, 1996. In 1999, Mr. Krebs' salary paid was $463,333, reflecting his previous election to exchange salary for stock options under the Salary Exchange Option Program, and deductions for substantially all of the annual costs of two life insurance policies benefitting his children under the Company's Estate Enhancement Program.

   In January 1999, the Committee granted Mr. Krebs 450,000 non-qualified stock options. The size of this grant was based on competitive data and was reflective of Mr. Krebs' desire to receive options instead of an increase in his base salary. Mr. Krebs also declined to receive a base salary increase for 2000.

   Mr. Krebs' 1999 incentive opportunity under the ICP was weighted 50% upon achievement of targeted growth in operating income, 15% each upon the achievement of safety and on-time performance goals, and 20% upon departmental goals which focused on operating efficiency, business unit margins and contributions, and equipment utilization. The actual incentive earned by Mr. Krebs was $634,522. Mr. Krebs exchanged virtually all his award for shares of restricted stock under the Incentive Bonus Stock Program. The computation for the percentage of goal achievement for Mr. Krebs and other executive officers, which resulted in a 55.08% payout for Mr. Krebs and others in staff departments, was exactly the same as the computation for other salaried employees.

   Actual awards for Mr. Krebs and others reflect operating income that was 46.50% of the goal. Awards also reflect the Company's performance relative to aggressive safety goals; the Company did not attain its goals for reduction of lost work time or personal injuries on the system (as measured by Federal Railroad Administration standards). In addition, the awards reflect the fact that the Company substantially met or exceeded goals for on-time performance. Lastly, the awards reflect the fact that the Company partially met its departmental goals, which focused on operating efficiency, business unit margins and contributions, and equipment utilization.

Policy on Deductibility of Compensation

   Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). All members of the Committee qualify as "outside directors."

   The Committee has considered these requirements and the regulations. While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated by the Committee in light of the Company's overall compensation philosophy and objectives. The Company has established the Stock Plan which permits the grant of stock awards that meet the requirements of
Section 162(m) of the Internal Revenue Code and, hence, will maximize the Company's federal income tax deductions for compensation expense. However, the Committee believes there are circumstances in which the Company's and shareholders' interests may be best served by providing compensation that is not fully deductible, and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

 Compensation Committee:

  Michael B. Yanney, Chairman               Bill M. Lindig
  Joseph F. Alibrandi                       Roy S. Roberts
  Jack S. Blanton                           Robert H. West
  John J. Burns, Jr.                        Ronald B. Woodard

                                                             Performance Graph



                               PERFORMANCE GRAPH

   The following graph depicts a five year comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Stock Index ("S&P 500"), and the Standard & Poor's Railroad Index ("S&P Rail"). The Company is included within both the S&P 500 and S&P Rail indices. The graph assumes the investment of $100 on December 31, 1994, in the common stock of the Company's predecessor, Burlington Northern Inc., the S&P 500 and the S&P Rail, and the reinvestment of all dividends.

                                    [GRAPH]

       December 31             Company                     S&P 500                     S&P Rail
       -----------             -------                     -------                     --------
          1994                  $100                        $100                         $100
          1995                  $165                        $137                         $146
          1996                  $186                        $169                         $174
          1997                  $203                        $225                         $196
          1998                  $227                        $289                         $180
          1999                  $163                        $350                         $152

Executive Compensation



                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table summarizes the compensation earned by our Chief Executive Officer and each of the other four most highly compensated executive officers in 1999, and one former executive officer who retired in 1999, for the years indicated below.

                                    Annual              Long-Term
                                 Compensation      Compensation Awards
                              ------------------ -----------------------
                                                             Securities
                                                             Underlying
 Name and Principal                              Restricted    Options      All Other
 Position                Year Salary(1) Bonus(2) Stock(2)(3) (Shares)(4) Compensation(5)
 ------------------      ---- --------- -------- ----------- ----------- ---------------
Robert D. Krebs......... 1999 $463,333  $ 39,856  $891,998     573,414     $  159,646
 Chairman and            1998 $530,000  $ 35,961  $809,640     613,008     $   97,533
 Chief Executive Officer 1997 $530,000  $ 28,875  $655,491     440,250     $   89,913
Matthew K. Rose......... 1999 $371,833  $145,807  $424,555     269,350     $   31,074
 President and           1998 $310,000  $124,579  $362,744     135,000     $   28,955
 Chief Operating Officer 1997 $262,917  $ 76,958  $212,188     108,300     $   22,736
Charles L. Schultz...... 1999 $288,333  $305,772  $      0     187,800     $   23,115
 Executive Vice
  President and          1998 $271,000  $147,926  $174,342     103,950     $   22,991
 Chief Marketing Officer 1997 $236,667  $206,959  $      0      97,689     $   17,673
Jeffrey R. Moreland..... 1999 $231,708  $286,361  $      0     111,450     $   37,127
 Senior Vice President-
  Law and                1998 $245,000  $ 20,316  $365,758     114,819     $   21,829
 Chief of Staff          1997 $197,000  $ 13,171  $228,468      90,150     $   14,481
Thomas N. Hund.......... 1999 $221,550  $      0  $316,583     131,100     $    8,489
 Senior Vice President
  and                    1998 $180,000  $ 12,162  $227,668      55,200     $   14,750
 Chief Financial Officer 1997 $142,200  $  8,399  $173,954      74,079     $   10,650
Denis E. Springer....... 1999 $176,167  $323,154  $      0     100,000     $1,934,970
 Senior Vice President
  and                    1998 $338,000  $299,550  $      0     121,950     $   27,332
 Chief Financial Officer
  (retired)              1997 $321,000  $235,210  $      0     127,674     $   17,361

--------
(1) Salary has been reduced by the amounts foregone for participation in the Salary Exchange Option Program by Messrs. Krebs, Rose, Schultz, Moreland, Hund and Springer and for participation in the Company's Estate Enhancement Program for Mr. Krebs in 1999, 1998 and 1997, and for Mr. Moreland in 1999.

(2) The bonus awards for the individuals named above were paid pursuant to the annual incentive compensation plan described in the Compensation Committee Report on 1999 Executive Compensation in this proxy statement. Messrs. Krebs, Rose and Hund elected to forego all or a portion of their annual incentives pursuant to the Incentive Bonus Stock Program for restricted stock in 1997, 1998 and 1999. Mr. Schultz made a similar election as to 1998, and Mr. Moreland made a similar election as to 1997 and 1998. Dividends are paid to holders of restricted stock.

(3) Restricted stock and its corresponding market value owned by the individuals named above, based upon a per share value of $24.25 as of December 31, 1999, is as follows:

                                                      Shares of
   Named Executive                                 Restricted Stock Market Value
   ---------------                                 ---------------- ------------
   Robert D. Krebs................................     165,191       $4,005,882
   Matthew K. Rose................................      43,624       $1,057,882
   Charles L. Schultz.............................      42,221       $1,023,859
   Jeffrey R. Moreland............................      59,546       $1,443,991
   Thomas N. Hund.................................      52,556       $1,274,483
   Denis E. Springer..............................           0       $        0

                                                         Executive Compensation



(4) Amounts for 1998 and 1997 have been adjusted to reflect a three-for-one stock split in 1998.

(5) For 1999, reflects matching contributions to the Burlington Northern Santa Fe Investment and Retirement Plan and the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan. In addition, in connection with their 1999 participation in the Company's Estate Enhancement Program, $116,667 is reflected for Mr. Krebs and $16,292 is reflected for Mr. Moreland and, in connection with his retirement in 1999, a severance payment of $1,913,400 is reflected for Mr. Springer.

Stock Option Grants in 1999

   The following table provides information as to the individuals named in the Summary Compensation Table and grants of options during 1999. All initial option grants to these individuals have a reload feature under which optionees using outstanding shares to pay the exercise price receive an option for the number of shares so used with an exercise price equal to the fair market value on the date of exercise and expiring on the same date as the initial option. No more than two reload grants may be made in connection with any initial grant and the reload feature is not available with respect to any grant of options pursuant to a reload.

                          Number of
                          Securities  % of Total    Individual Grants       Potential
                          Underlying   Options    ---------------------- Realizable Value
                           Options    Granted to  Exercise or               at Assumed
                           Granted   Employees in Base Price  Expiration  Black-Scholes
  Name                     (Shares)  Fiscal Year   ($/Share)     Date     Calculation(7)
  ----                    ---------- ------------ ----------- ---------- ----------------
Robert D. Krebs(1)......    81,450       0.83%      $33.55    01/01/2009    $  700,470
                           450,000       4.59%      $32.84    01/20/2009    $3,780,000
                             8,622       0.09%      $34.78    03/28/2005    $   77,253
                            24,768       0.25%      $33.68    03/28/2005    $  214,243
Matthew K. Rose(2)......    19,350       0.20%      $33.55    01/01/2009    $  166,410
                           150,000       1.53%      $32.84    01/20/2009    $1,260,000
                           100,000       1.02%      $34.59    05/21/2009    $  890,000
Charles L. Schultz(3)...    37,800       0.39%      $33.55    01/01/2009    $  325,080
                            75,000       0.77%      $32.84    01/20/2009    $  630,000
                            75,000       0.77%      $34.59    05/21/2009    $  667,500
Jeffrey R. Moreland(4)..    36,450       0.37%      $33.55    01/01/2009    $  313,470
                            75,000       0.77%      $32.84    01/20/2009    $  630,000
Thomas N. Hund(5).......    26,100       0.27%      $33.55    01/01/2009    $  224,460
                            30,000       0.31%      $32.84    01/20/2009    $  252,000
                            75,000       0.77%      $34.59    05/21/2009    $  667,500
Denis E. Springer(6)....   100,000       1.02%      $32.84    02/28/2001    $  840,000

--------
(1) The option grant of 81,450 shares, exercisable beginning January 1, 2002, was granted on January 1, 1999, with a reload option in exchange for $181,000 of his 2001 base salary. The option grant of 450,000 shares, with a reload option, was granted on January 20, 1999, and includes consideration of Mr. Krebs' desire to decline a 1999 salary increase. This option grant became exercisable on January 20, 2000. The option grant of 8,622 shares was granted on February 4, 1999, as a reload grant in connection with his use of shares to exercise vested stock options and became exercisable on August 4, 1999. The option grant of 24,768 shares was granted on April 27, 1999, as a reload grant in connection with his use of shares to exercise vested stock options and became exercisable on October 27, 1999.

(2) The option grant of 19,350 shares, exercisable beginning January 1, 2001 and January 1, 2002, respectively, was granted on January 1, 1999, with a reload option in exchange for $5,000 of his 2000

Executive Compensation


   base salary and $38,000 of his 2001 base salary. The option grant of 150,000 shares was granted on January 20, 1999, with a reload option, and became exercisable on January 20, 2000. The option grant of 100,000 shares was granted on May 21, 1999, with a reload option, and becomes exercisable in one-third increments beginning May 21, 2000.


(3) The option grant of 37,800 shares, exercisable beginning January 1, 2002, was granted on January 1, 1999, with a reload option in exchange for $84,000 of his 2001 base salary. The option grant of 75,000 shares was granted on January 20, 1999, with a reload option, and became exercisable on January 20, 2000. The option grant of 75,000 shares was granted on May 21, 1999, with a reload option, and becomes exercisable in one-third increments beginning May 21, 2000.

(4) The option grant of 36,450 shares, exercisable beginning January 1, 2002, was granted on January 1, 1999, with a reload option in exchange for $81,000 of his 2001 base salary. The option grant of 75,000 shares was granted on January 20, 1999, with a reload option, and became exercisable on January 20, 2000.

(5) The option grant of 26,100 shares, exercisable beginning January 1, 2002, was granted on January 1, 1999, with a reload option in exchange for $58,000 of his 2001 base salary. The option grant of 30,000 shares was granted on January 20, 1999, with a reload option, and became exercisable on January 20, 2000. The option grant of 75,000 shares was granted on May 21, 1999, with a reload option, and becomes exercisable in one-third increments beginning May 21, 2000.

(6) The option grant of 100,000 shares, exercisable beginning January 20, 2000, was granted on January 20, 1999, with a reload option.

(7) The estimated present value at grant date reflected in the table has been calculated using the Black-Scholes option pricing model based on the following assumptions:

  Exercise price:  Equal to the fair market value of the underlying stock on the date of grant

  Interest rate:  Equal to interest rate on a U.S. Treasury security on
                  December 31, 1999, with a maturity date corresponding to the option term

  Volatility rate:  30%

  Dividend rate:  $0.48 annual dividend per share

  The approach used in developing the assumptions upon which the Black-Scholes variation was based is consistent with the requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation." The ultimate value of these options will depend on the future market price of the Company's stock. The Black-Scholes model is only one method of valuing options, and the actual value of the options may be significantly different. The actual value of an option to an executive, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

                                                         Executive Compensation



Aggregated 1999 Stock Option Exercises and Year-End Option Values

   The following table provides information as to the individuals named in the Summary Compensation Table concerning their exercise of stock options during 1999 and unexercised stock options held as of the end of 1999. No executives held Stock Appreciation Rights ("SARs") in 1999 and BNSF has no plans to award SARs in the future.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                       Options/SARs at      In-The-Money Options/SARs
                            Shares     Aggregate      Year End (Shares)         at Year End(1)(2)
                           Acquired      Value    ------------------------- -------------------------
Name                      on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- ----------- ----------- ------------- ----------- -------------
Robert D. Krebs(3)......    194,642   $4,329,495   1,576,243     777,150    $1,295,510    $      0
Matthew K. Rose(3)......     15,000   $  177,870     253,950     291,400    $        0    $      0
Charles L. Schultz(3)...     45,210   $1,468,873     385,683     255,750    $2,228,634    $      0
Jeffrey R. Moreland(3)..      6,891   $   43,406     393,984     181,200    $2,243,387    $      0
Thomas N. Hund(3).......          0   $        0     103,500     258,282    $   76,957    $114,496
Denis E. Springer.......    118,946   $3,239,747     377,238           0    $  507,622    $      0

--------
(1) Dollar values are calculated by determining the difference between the fair market value of the securities underlying options and the exercise price of options at exercise or at year-end, as applicable.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option.

(3) Messrs. Krebs, Rose, Schultz, Moreland and Hund revoked their elections under the Salary Exchange Option Program referred to under the prior table and forfeited the associated options, and Messrs. Krebs, Schultz, Moreland and Hund also revoked prior elections with respect to salary for 2000 of $181,000, $81,000, $78,000 and $56,000 and forfeited associated options to purchase 81,450, 36,450, 35,100 and 25,200 shares with an exercise price of $30.97 per share.

Pension Plans

   The following tables show the estimated pension benefits payable to a covered participant at normal retirement age (age 65) under the Burlington Northern Santa Fe Retirement Plan ("Retirement Plan"), as well as under the non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits.

   A participant's average yearly compensation for purposes of the Retirement Plan is based upon his or her average base salary and cash bonus earned for the 60 consecutive months during the last 120 months of service for which such average is the highest or, in the case of a participant who has been employed for less than five years, the period of his or her employment with the Company and its subsidiaries. For purposes of the Retirement Plan, covered compensation for 1999 for the individuals named in the Summary Compensation Table who are currently serving was:

                                                                       Estimated
                                                          1999 Covered Years of
Executive Officer                                         Compensation  Service
-----------------                                         ------------ ---------
Robert D. Krebs..........................................  $1,242,855      34
Matthew K. Rose..........................................  $  849,677       7
Jeffrey R. Moreland......................................  $  595,595      22
Charles L. Schultz.......................................  $  664,105      30
Thomas N. Hund...........................................  $  479,606      17

   Mr. Springer retired during 1999 with 18 years of credited service.

Executive Compensation



   Pursuant to the Retirement Plan, Messrs. Krebs, Moreland, Schultz and Springer are grandfathered under the Santa Fe Pacific Retirement Plan benefit formula that was in place prior to adoption of the Retirement Plan. Annual benefits payable under the SFP benefit formula are not subject to any reduction for Railroad Retirement, Social Security, or other offsets. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

                       Prior SFP Retirement Plan Formula

  Average                             Years of Service
   Annual     ----------------------------------------------------------------
Compensation     10       15       20       25       30       35        40
------------  -------- -------- -------- -------- -------- -------- ----------
 $  400,000   $ 58,593 $ 87,889 $117,186 $146,482 $175,778 $205,075 $  234,371
 $  500,000   $ 74,593 $111,889 $149,186 $186,482 $223,778 $261,075 $  298,371
 $  600,000   $ 90,593 $135,889 $181,186 $226,482 $271,778 $317,075 $  362,371
 $  800,000   $122,593 $183,889 $245,186 $306,482 $367,778 $429,075 $  490,371
 $1,200,000   $186,593 $279,889 $373,186 $466,482 $559,778 $653,075 $  746,371
 $1,600,000   $250,593 $375,889 $501,186 $626,482 $751,778 $877,075 $1,002,371

   Mr. Rose and Mr. Hund are covered under the current Retirement Plan formula. Annual benefit levels under the BNSF Retirement Plan are not subject to any reduction for Social Security, Railroad Retirement, or other offsets. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

                          BNSF Retirement Plan Formula

  Average                            Years of Service
   Annual     --------------------------------------------------------------
Compensation     10       15       20       25       30       35       40
------------  -------- -------- -------- -------- -------- -------- --------
 $  400,000   $ 51,412 $ 77,119 $102,825 $128,531 $154,237 $179,943 $205,650
 $  500,000   $ 65,412 $ 98,119 $130,825 $163,531 $196,237 $228,943 $261,650
 $  600,000   $ 79,412 $119,119 $158,825 $198,531 $238,237 $277,943 $317,650
 $  800,000   $107,412 $161,119 $214,825 $268,531 $322,237 $375,943 $429,650
 $1,200,000   $163,412 $245,119 $326,825 $408,531 $490,237 $571,943 $653,650
 $1,600,000   $219,412 $329,119 $438,825 $548,531 $658,237 $767,943 $877,650

Employment Contracts and Change in Control Arrangements

  Current executive severance agreements

   In January 1997, the Board of Directors adopted new change in control arrangements to replace existing BNI and SFP severance agreements. Shareholder approval of the Amended and Restated Combination Agreement dated as of December 18, 1999 among the Company, Canadian National Railway Company, North American Railways, Inc., and Western Merger Sub, Inc. will constitute a change in control under Burlington Northern Santa Fe's severance agreements, including those with Messrs. Schultz, Moreland and Hund and two other executive officers. As a result, the minimum term of the severance agreements will be extended to one year after the combination is completed. In addition, upon a qualifying termination of employment coincident with or following a change in control, an officer with a severance agreement would receive benefits equal to three times (one time for certain officers) base salary and target bonus plus a tax make-whole payment (limited to the extent that its value, when aggregated with other benefits or payments would result in an excise tax under Section 4999 of the U.S. Internal Revenue Code), life, disability and health benefits for a period of up to thirty-six months, vesting of all time-based restricted stock (but not performance-based restricted stock), vesting of stock options (see "Stock options and restricted stock awards" below),

                                                           Shareholder Proposal


outplacement and legal fees and expenses relating to claims under the severance agreement. Benefits under the severance agreements are limited if the total benefits provided would result in an excise tax under Section 4999 of the U.S. Internal Revenue Code (relating to golden parachute payments) except where the total of the benefits exceeds 120% of three times the "base amount" (as defined in Section 280G of the U.S. Internal Revenue Code), in which case the benefits will be paid in full with all accompanying excise taxes due. If payments under the individual severance agreements are triggered following a change in control, the estimated amounts (excluding any value of the stock options and restricted stock awards described below), based on current compensation levels, payable to four of Burlington Northern Santa Fe's five most highly compensated executive officers under their respective agreements would be as follows:
Charles L. Schultz, $3,793,546, Jeffrey R. Moreland, $3,307,397, and Thomas N. Hund, $3,500,105, and to two other executive officers, $2,858,015 and $1,626,554, respectively. Mr. Krebs also has a BNSF severance agreement, but his agreement provides only for vesting of all time-based restricted stock but not performance-based restricted stock, vesting of stock options, and payment of any remaining obligations under the Burlington Northern Santa Fe estate enhancement program (relating to life insurance). The estimated amount (excluding any value of the stock options and restricted stock awards described below) payable to Mr. Krebs upon a change in control and a qualifying termination of employment would be $108,333.

 Prior executive severance agreements

   Certain officers, including Matthew K. Rose, retain benefits under a prior executive severance agreement with BNI. These agreements provide benefits similar to those provided under the agreements discussed above except that the bonus would be paid at maximum level, certain additional pension benefits are provided, and a tax make-whole payment is not provided. If payment is made to Matthew K. Rose, as a result of shareholder approval of the combination and a qualifying termination of employment under the terms of his individual executive severance agreement, the estimated amount (excluding any value of the stock options and restricted stock awards described below) based upon his current compensation level would be $4,656,598.

 Stock options and restricted stock awards

   Under Burlington Northern Santa Fe's current and prior executive severance agreements, consummation of the combination will accelerate, irrespective of termination of employment, the vesting of, or lapse of restrictions and restricted periods applicable to, specific grants of stock options outstanding and restricted stock awards (other than performance-based awards and some retention awards), to the extent not previously vested. Consummation of the combination will also accelerate the vesting of or lapse of restrictions and restricted periods applicable to specific grants of stock options or restricted stock (other than performance-based awards and some retention awards) under Burlington Northern Santa Fe's employee retention program.

   If the combination were completed as of July 1, 2001, the number of outstanding stock options and shares of restricted stock for which acceleration would occur for the executive officers of Burlington Northern Santa Fe would be as follows: (1) for stock options, Mr. Krebs, 33,000 shares; Mr. Rose, 33,334 shares; Mr. Schultz, 25,000 shares; Mr. Moreland, zero shares; and Mr. Hund, 25,000 shares and two other executive officers, 16,667 shares and zero shares, respectively; and (2) for restricted stock, Mr. Krebs, 58,401 shares; Mr. Rose, 27,136 shares; Mr. Schultz, 5,090 shares; Mr. Moreland, 10,679 shares; and Mr. Hund, 24,984 shares and two other executive officers, 12,000 shares and 7,856 shares, respectively. The number of outstanding stock options and shares of restricted stock for which acceleration would occur may be higher for each of Burlington Northern Santa Fe's five most highly compensated executive officers in the event shareholder approval is received and a qualifying termination of employment occurs prior to completion of the combination.

   The Burlington Northern and Santa Fe Railway Company Severance Plan covers all full-time salaried employees, including BNSF executive officers, who are terminated other than for cause as defined in the

Other Business


Severance Plan. A participant will generally be entitled to an amount up to two years' pay based upon a participant's age, length of service and current salary. Benefits under the Severance Plan will not be paid if a participant receives payments under individual severance agreements. BNSF executives who have individual severance agreements may elect to receive benefits under the Severance Plan instead of the severance payments provided by their individual severance agreements, but executive officers other than Mr. Krebs would receive benefits under their individual agreements in excess of those provided by the Severance Plan. Because Mr. Krebs' individual severance agreement pertains only to stock awards and payment for life insurance premiums, his primary source of severance payments would be the Severance Plan. Assuming a covered termination occurred by December 31, 2001, Mr. Krebs would be entitled to a cash payment of approximately $1,450,000 non-cash benefits with a value of approximately $24,000 based on current compensation levels.

Trust Agreements

   The Company maintains trust agreements to permit funds to be set aside with respect to the Company's obligation to the individuals named in the Summary Compensation Table and the directors under deferred compensation programs and agreements, retirement commitments and supplemental retirement plans. To the extent the plans are currently funded, the trusts provide for permanent funding of benefits under the supplemental retirement plans and the Directors' Retirement Plan on a present value basis. The trust agreements further provide for a split-dollar life insurance plan ("Split-dollar Plan") for certain key employees, including Mr. Krebs. The Split-dollar Plan provides for the purchase of life insurance policies covering key employees, and for the payment to each covered employee's beneficiary of a portion of the death benefit payable under such employee's life insurance policy, with the remaining value in each policy to be used to fund the other obligations of the trust. The trust retains all rights to any cash values of the policies and the executive officers pay the cost of term coverage.

   In the event of a "change in control" of the Company, the trust agreements provide for the payment of amounts that may become due, subject only to the claims of general creditors of the Company in the event that it became bankrupt or insolvent. Any of the following events are considered a "change in control":

  . any person becomes the beneficial owner of securities representing 25% or more of the voting power of the Company's outstanding securities;

  . during any period of two consecutive years, individuals who at the beginning of the period constitute the Board of Directors for the Company cease to constitute at least a majority of the Board;

  . the Company's shareholders approve a merger or consolidation of the Company with another company; or

  . the Company's shareholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

                              SHAREHOLDER PROPOSAL

   One owner of 123 shares of the Company's common stock has given notice that he intends to introduce the following proposal and has furnished the following statement in support of the proposal. The Company will provide the proponent's name and address to shareholders promptly upon receiving an oral or written request.

  Resolved: That shareholders urge that the board of directors will solicit shareholder approval for any "shareholder rights" plan that might be adopted, and that if this approval is not granted in the form of a majority of shares voted, than (sic) any rights plan be redeemed.

                                                                 Other Business



                              Supporting Statement

  Shareholder rights plans, sometimes called "poison pills," may be adopted by boards at any time. Our company might redeem a pill, adopt another, and redeem that one, three separate moves, between the time this resolution is filed in the fall of 1999, and the time of the 2000 annual meeting in the spring. Yet I believe shareholders frequently oppose pills when they are asked in a vote. This resolution merely urges the board to secure shareholder approval if and when a pill is put in place by the board. The case of Fleming Companies, Inc. and its unpopular pill should serve as a cautionary tale to any board that believes its will subplants (sic) shareholder interest.

  Broadly, the poison pill has come to signify management insulation. By adopting a policy that any shareholder rights plan would be ratified by a shareholder vote, our board could demonstrate a commitment to insure the greatest management care for shareholders.

   Your directors recommend a vote AGAINST this proposal.

   We adopted a shareholder rights plan to comply with our agreement to combine with Canadian National Railway Company and to preserve our ability to successfully complete this combination. Canadian law generally prohibits any person from owning more than 15% of the voting rights in Canadian National. To prevent a situation in which this legal requirement could not be complied with at the closing of the transaction, we were required by the combination agreement to adopt the rights plan, which will deter any person from obtaining ownership of 15% or more of our common stock. To require the Board to obtain shareholder approval in order to maintain the rights plan would defeat these objectives and expose us to contractual liability.

   On December 20, 1999, we announced our agreement to combine with Canadian National to form the largest North American railway system. We believe that the combination would enable us to achieve significant improvements in the services we are able to offer and will benefit our customers, our stockholders, our employees and the communities that we serve.

   We believe that the combination is important to the future of our company, and it will be submitted to our shareholders at the appropriate time. In the meantime, however, it is important that the Board have the ability to maintain this important step in order to avoid potential liability for breach of the combination agreement and to preserve this opportunity for our shareholders.

   For these reasons, we believe that adoption of the proposal would not be in the best interest of our shareholders.

   We recommend that the shareholders vote AGAINST this proposal.

                                 OTHER BUSINESS

   If any matters other than those set forth above are properly brought before the meeting or any adjourned meeting, including any shareholder proposals omitted from the proxy materials pursuant to Securities and Exchange Commission rules, the persons acting under the proxy will vote the proxies given in accordance with their best judgment.

Other Business



   One individual, two corporations he established, five of his family members and their associates have indicated to the Company pursuant to the advance notice of shareholder business provision of our By-laws that they intend to present proposals at the annual meeting. These proposals, if made at the meeting, would recommend:

  . Shortening the advance notice required to be given for stockholder proposals and nominations; that interested stockholders be invited to attend and give their opinions at Board meetings; that a committee be appointed to make corporate governance more "open" and include employees and former employees in decisions affecting railroad safety; that the Company terminate officers who have "inappropriately disciplined" employees "for attempting to work in a safe manner and consistent with railroad operating or safety rules."

  . That the Board retain tenured faculty members as consultants to review all shareholder proposals, ideas or concerns.

  . The adoption of a new by-law creating a shareholder representatives committee to review the management of the business and affairs of the Company and advise the Board of the views of shareholders.

  . That the Board develop a railroad crossing policy plan for the Company to work with National League of Cities and Communities to increase safety at grade crossings.

  . That the Board direct the Company's managers to cancel the "Availability
    Policy" and the "Attendance Watch Policy" and prohibit the unilateral imposition of employment policies on scheduled employees as well as related recommendations.

  . That the Board cease efforts to construct a refueling station in Idaho, disclose site locations and costs where it is required to remediate former activities, and develop controls to avoid environmental risks.

  . That the Board develop a plan that ties dividends to performance benchmarks similar to the way executive compensation is determined, and develop an executive bonus plan that ties executive bonuses to increases in dividends.

  . That the Board develop a personnel policy plan to encourage application for employment at the Company of persons of diverse racial, ethnic and gender backgrounds, nominate and encourage the election of directors of diverse racial, ethnic and gender backgrounds, as well as related recommendations concerning the use of racially derogatory terms and promotion policies.

   We believe that these issues are currently being addressed by the Company and that they would require a duplication of effort or an inefficient use of resources. All of these proposals, except the first one, were submitted for inclusion in our annual meeting proxy materials but were omitted pursuant to the rules of the Securities and Exchange Commission. If these proposals are properly presented and are in order at the annual meeting, the persons acting under the proxy intend to vote against them. The Company also has received notices from a corporation the individual established and members of the individual's family that at the meeting they intend to nominate him, two current employees of a Company subsidiary, and the husband of a former employee, for election as directors of the Company. The Board knows of no other business that may come before the meeting.

By order of the Board of Directors.

                                          MARSHA K. MORGAN
                                          Vice President--Investor Relations
                                           and
                                          Corporate Secretary

                                  [BNSF LOGO]

[X]  Please mark your
     votes as in this
     example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED BELOW, AND AGAINST THE SHAREHOLDER PROPOSAL CONCERNING A SHAREHOLDER RIGHTS PLAN.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW, AND
  AGAINST THE SHAREHOLDER PROPOSAL CONCERNING SHAREHOLDER RIGHTS PLANS.

                           FOR    WITHHELD
1. Election of Directors   [ ]       [ ]   If marked, vote is withheld for all
                                           nominees listed.

                                NOMINEES FOR DIRECTOR:

                                J.F. Alibrandi, J.J. Burns, Jr.,
                                G. Deukmejian, R.D. Krebs,
                                B.M. Lindig, V.S.  Martinez,
                                R.S. Roberts, M.J. Shapiro,
                                A.R. Weber, R.H. West, J.S. Whisler,
                                E.E. Whitacre, Jr., R.B. Woodard,
                                M.B. Yanney.

For, except vote withheld from the following nominee(s):

-----------------------------------------------

Shareholder Proposal concerning                FOR      AGAINST     ABSTAIN
shareholder rights plans.                      [ ]        [ ]         [ ]

I plan to attend the Annual Meeting of
Stockholders                                   [ ]

------------------------------------------------

          In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

          Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy votes all shares held in all capacities.


                      ----------------------------------------------------------

                      ----------------------------------------------------------
           SIGNATURE (S) DATE

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[] FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE;
                           RETAIN ADMISSION CARD []



  It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

           -----------------------------------------------------------
            IF YOU PLAN ON ATTENDING THE 2000 ANNUAL MEETING, PLEASE MARK THE BOX ON THE PROXY CARD ABOVE, AND BRING THIS TICKET WITH YOU FOR ADMITTANCE AT THE ANNUAL MEETING.
           -----------------------------------------------------------

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                                ADMISSION CARD

                Burlington Northern Santa Fe Corporation
                Annual Meeting of  Shareholders
                April 19, 2000,  2:00 P.M.
                Fort Worth Club
                306 West 7th Street
                Fort Worth, Texas

                   BURLINGTON NORTHERN SANTA FE CORPORATION
                       2650 LOU MENK DRIVE, SECOND FLOOR
                         FORT WORTH, TEXAS 76131-2830

         This Proxy is solicited on behalf of the Board of Directors. The undersigned, revoking any proxy previously given, hereby appoints Jeffrey
     R. Moreland and Marsha K. Morgan, and each of them, proxy for the
P    undersigned, with power of substitution, to vote as specified herein, all
R    Common Stock held by the undersigned, with the same force and effect as the
O    undersigned would be entitled to vote if personally present, at the annual
X    meeting of shareholders of the Company to be held at the Fort Worth Club,
Y 306 West 7th Street, Fort Worth, Texas, Wednesday, April 19, 2000, at 2:00 P.M. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

          You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors recommendation; however, the proxies appointed above cannot vote your shares unless you sign and return this card.

         If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the stockholder in the Burlington Northern Santa Fe Investment and Retirement Plan, Burlington Northern 401(k) Plan for TCU Employees, and Burlington Northern Santa Fe Non-Salaried Employees 401(k) Retirement Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plan.

                IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE

                                                                     SEE REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------
[] Fold and Detach proxy card Here AND RETURN IN ENCLOSED POSTAGE-PAID ENVELOPE
[]




                   BURLINGTON NORTHERN SANTA FE CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
                           APRIL 19, 2000, 2:00 P.M.
                                FORT WORTH CLUB
                              306 WEST 7TH STREET
                               FORT WORTH, TEXAS


It is important that your shares are represented at the meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above in the enclosed postage-paid envelope.

--------------------------------------------------------------------------------